EXHIBIT 99.1

November 19, 2009

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares Common Stock Dividends and Announces Common Stock Buyback Program

LOUISVILLE, KY – Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, declared a cash dividend of $0.132 per share on Class A Common Stock and $0.12 per share on Class B Common Stock, payable January 15, 2010 to shareholders of record as of December 28, 2009.

In addition, Republic Bancorp, Inc. announced today that its Board of Directors has authorized the repurchase of up to 300,000 shares of the Company’s outstanding Class A common stock, no par value. The Company announced no date for completing the repurchase program and will purchase shares from time to time, subject to market conditions and any applicable regulatory requirements. The share repurchases are expected to be made on the open market and will be made at the discretion of management based upon consideration of market, business, legal, accounting, and other factors.

“We believe that our stock is an excellent value at current price levels,” said Steve Trager, President and CEO of Republic Bancorp, Inc. “The Company views the repurchase of Republic Bancorp, Inc. stock as an attractive long-term investment of funds and an effective management tool, which we believe will enhance shareholder value.”

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of: Republic Bank & Trust Company with 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.0 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic's Class A Common Stock is listed under the symbol 'RBCAA' on the NASDAQ Global Select Market.

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